ARTICLES OF ASSOCIATION OF
CIMPRESS N.V.
(informal translation)

having its seat in Venlo, as these read after the execution of the deed of amendment of the articles of association executed on 14 January 2015 before M.A.J. Cremers, civil-law notary in Amsterdam.
The company is registered in the trade register under number 14117527.
Definitions

Article 1.
The following definitions shall apply in these articles of association:

a.	general meeting: the body consisting of the shareholders entitled to vote and other persons entitled to vote as well as the meeting of shareholders and other persons entitled to attend meetings;

b.	subsidiary: has the meaning as referred to in article 2:24a Dutch Civil Code;

c.	group: has the meaning as referred to in article 2:24b Dutch Civil Code;

d.	group company: a legal entity or company with which the company is affiliated in a group;

e.	dependent company: has the meaning as referred to in article 2:152 Dutch Civil Code;

f.	persons with voting rights: holders of shares with voting rights as well as holders of a right of usufruct on shares with the right to vote and holders of a right of pledge with a right to vote;

g.	persons with meeting rights: persons with voting rights as well as shareholders who do not have the right to vote;

h.	Management Board: management board of the company;

i.	Supervisory Board: supervisory board of the company;

j.
written/in writing: with respect to the provision of these articles of association the requirement of being in writing shall also be complied with if the notification, announcement, statement, acknowledgement, decision-making, power of attorney, vote or request, have been laid down electronically.

Name and seat

Article 2.

1.	The name of the company is: Cimpress N.V.

2.	The company has its seat in Venlo.

3.	The company may have branch offices and branch establishments in other jurisdictions.

Objects

Article 3.
The objects of the company are:

•
to participate in, to finance, to collaborate with, to conduct the management of companies and other enterprises and provide advice and other services, including in relation to the conduct of online commerce;

•	to acquire, use and/or assign industrial and intellectual property rights and real property;

•	to invest funds;

•
the borrowing, lending and raising funds, including the issuance of bonds, promissory notes or other securities or evidence of indebtedness as well as entering into agreements in connection with these activities;

•
to provide security for the obligations of legal persons or of other companies with which the company is affiliated in a group or for the obligations of third parties, including by means of issuing guarantees and pledging collateral;

•	to undertake all that which is connected to the foregoing or in furtherance thereof, all in the broadest sense of the words.
Capital and shares

Article 4.

1.
The company's authorized capital amounts to two million euros (EUR 2,000,000) and is divided into one hundred million (100,000,000) ordinary shares and one hundred million (100,000,000) preferred shares, each share with a par value of one euro cent (EUR 0.01).

2.
Wherever the term 'shares' or 'shareholders' is used in the present articles of association this shall be construed to mean the classes of shares mentioned in paragraph 1 or the respective holders of those classes of shares, unless the contrary has been stated explicitly or appears from the context.

3.	All shares shall be registered shares.
The shares shall be numbered in such a manner that they can be distinguished from each other at any time.

4.	The company cannot cooperate with the issue of depositary receipts issued for shares in its own capital.
The issue of shares

Article 5.

1.
Shares shall be issued pursuant to a resolution of the general meeting, or pursuant to such resolution of the Management Board if designated thereto by the general meeting for a period not exceeding five years.

At the designation, the number and class of shares that may be issued by the Management Board should be determined.
The designation may be prolonged each time for a period not exceeding five years. Unless it has been determined differently at the designation, it cannot be revoked.
The resolution to issue shares contains the price and further terms of issue.

2.
The resolution of the general meeting to issue shares and the resolution to designate the Management Board can only be adopted pursuant to a proposal thereto by the Management Board which proposal has been approved by the Supervisory Board.

If the Management Board has been designated as authorized to resolve on the issue of shares, the resolution of the Management Board to issue shares is subject to the prior approval of the Supervisory Board.

3.
Within eight days after a resolution of the general meeting to issue shares or to designate the Management Board to issue shares, as referred to above, the Management Board shall deposit a complete text thereof at the Trade Register.

Within eight days after the end of each quarter of the year, the Management Board shall submit a statement of each issue of shares in that quarter of the year to the Trade Register, stating the class and number.

4.	If preferred shares are issued a general meeting will be convened to be held not later than twenty-four months after the day on which for the first time preferred shares were issued.
At that general meeting purchase or withdrawal of the preferred shares will be considered.
If the general meeting will not resolve to purchase or to withdraw the preferred shares, each twelve months after the latter general meeting, a general meeting will be convened and held at which meetings purchase or withdrawal of the preferred shares will be considered, such until no preferred shares will be outstanding.
The provisions above in this paragraph 4 will not apply to preferred shares issued pursuant to a resolution of the general meeting.

5.
The previous provisions of this article shall apply mutatis mutandis to granting rights to acquire shares, but do not apply to the issue of shares to a party exercising a previously obtained right to acquire shares.

6.	Issue of shares shall never be below par, without prejudice to the provisions of article 2:80 paragraph 2 Dutch Civil Code.

7.
Ordinary shares shall be issued against payment of at least the nominal value; preferred shares may be issued against partial payment, provided that at least one fourth of the nominal value must be paid upon the issuance.

8.	Payment on shares must be made in cash to the extent that no other contribution has been agreed, subject to the provisions of article 2:80b Dutch Civil Code.
Payment in foreign currency may only be made with the permission of the company and also subject to the provisions of article 2:80a paragraph 3 Dutch Civil Code.

9.	The Management Board may at any desired time determine the day on which further payments on non-fully paid-up preferred shares must be made, and in what amount.
The Management Board shall give the holders of the preferred shares immediate notice of such resolution; there must be at least thirty days between that notification and the day on which the payment must have occurred.

10.	The Management Board is authorized, without any prior approval of the general meeting, to perform legal acts within the meaning of article 2:94 paragraph 1 Dutch Civil Code.
Pre-emptive rights

Article 6.

1.
Without prejudice to the applicable legal provisions, upon the issue of ordinary shares, each holder of ordinary shares has a pre-emptive right in proportion to the aggregate amount of ordinary shares held by him.

2.	Upon the issue of preferred shares, every holder of preferred shares has a pre-emptive right in proportion to the aggregate amount of preferred shares held by him.

3.	Holders of preferred shares have no pre-emptive right to ordinary shares to be issued. Holders of ordinary shares have no pre-emptive right to preferred shares to be issued.

4.	A shareholder shall have no pre-emptive right in respect of shares:

•	issued for a non-cash contribution;

•	issued to employees of the company or of a group company; and

•	that are issued to a party exercising a previously obtained right to acquire shares.

5.
The Management Board shall announce an issue with pre-emptive rights and the time frame within which the pre-emptive rights may be exercised in the Government Gazette (Staatscourant), in the official price list, and in a national daily distributed newspaper and in such other manner as may be required to comply with applicable stock exchange regulations, if any, unless the announcement to all holders of shares is made in writing and sent to the address stated by them.

6.
The pre-emptive right may be exercised at least two weeks after the day of the announcement in the Government Gazette or, if the announcement is made in writing, at least two weeks after the day of the mailing of the announcement.

7.
The pre-emptive right may be restricted or excluded by resolution of the general meeting or by the Management Board if designated thereto by the general meeting, for a period not exceeding five years, and also authorized to issue shares during that period.

Unless it has been determined otherwise at the designation, the right of the Management Board to restrict or to exclude the pre-emptive right cannot be revoked.
The designation may be renewed at any general meeting for a period not exceeding five years.
Unless the Management Board is designated to restrict or to exclude the pre-emptive right, a resolution to restrict or exclude the pre-emptive right will be passed on proposal of the Management Board.
A resolution by the general meeting or by the Management Board to restrict or exclude the pre-emptive right is subject to the prior approval of the Supervisory Board.
In the proposal in respect thereof, the reasons for the proposal shall be explained in writing.

8.
A resolution of the general meeting to restrict or exclude the pre-emptive right or to designate the Management Board as referred to in paragraph 7 requires a majority of at least two-thirds of the votes cast, if less than half of the issued capital is represented at the meeting.

Within eight days after said resolution, the Management Board shall deposit a complete text thereof at the Trade Register.

9.
In granting rights to acquire ordinary or preferred shares, the holders of ordinary shares or preferred shares, respectively, have a pre-emptive right; the above provisions of this article shall apply.

Own shares, right of pledge on own shares

Article 7.

1.	The company cannot subscribe for shares in its own capital.

2.	Any acquisition by the company of shares in its own capital that are not fully paid-up shall be null and void.

3.	In accordance with the provisions of article 2:98 Dutch Civil Code, the company may acquire fully paid-up shares in its own capital if:

a.	the shareholders' equity less the acquisition price is not less than the sum of the paid in and called up part of its capital and the reserves that it is required to maintain by law;

b.	the nominal value of the shares to be acquired in its capital, which the company itself holds or holds in pledge, or which are held by a subsidiary is not more than half of the issued capital; and

c.	the acquisition is authorized by the general meeting.
The authorization shall be valid for a maximum of eighteen months.
The general meeting shall determine in the authorization the number and class of shares that may be acquired, how they may be acquired and the price range.
The authorization is not required for the acquisition of shares on a stock market in order to transfer them to employees of the company or of a group company pursuant to a scheme applicable to such employees.

4.
For the purposes of subparagraph a of paragraph 3, the amount of the shareholders' equity according to the last adopted balance sheet shall be reduced by the acquisition price of shares in the capital of the company, the amount of loans as described in article 2:98c paragraph 2 Dutch Civil Code and distributions to others from profits or reserves which may have become due by the company and its subsidiaries after the balance sheet date. If more than six months have elapsed since the commencement of the financial year, and no annual accounts have been adopted, then an acquisition in accordance with paragraph 3 above shall not be permitted.

5.	The company may only take its own shares in pledge in accordance with the applicable statutory provisions.

6.	The company is not entitled to any distributions from shares in its own capital.
In the calculation of the distribution of profits, the shares referred to in the previous sentence are not counted unless there is a right of usufruct or right of pledge on such shares, and if the pledgee is entitled to the distributions on the shares for the benefit of a party other than the company.

7.	At the general meeting no vote may be cast for shares held by the company or a subsidiary.
Usufructuaries of shares that belong to the company or a subsidiary are, however, not excluded from exercising their right to vote if the right of usufruct was created before the share belonged to the company or a subsidiary.
The company or a subsidiary cannot cast a vote for a share on which it has a right of usufruct.
In determining the extent to which the shareholders vote, are present or represented, or the extent to which the share capital is provided or represented, the shares on which, by law, no vote may be cast shall not be taken into account.

8.	A subsidiary may not subscribe shares in the capital of the company for its own account or have such shares issued to it.

9.	The preceding paragraphs shall not apply to shares which the company acquires

•	for no consideration; or

•	by universal succession of title (verkrijging onder algemene titel).

10.	The term 'shares' as used in this article shall include depositary receipts issued for shares.

Article 8.

1.
The company may not provide collateral, guarantee the price, otherwise guarantee or bind itself jointly or severally with or for third parties, for the purpose of the subscription or acquisition by third parties of shares in its capital.

This prohibition shall also extend to any subsidiaries.

2.
The company and its subsidiaries may not provide loans for the purpose of the subscription or acquisition by third parties of shares in the capital of the company, unless the Management Board resolves to do so and the requirements described in article 2:98 Dutch Civil Code are met.

3.	Paragraphs 1 and 2 shall not apply if shares or depositary receipts of shares are subscribed or acquired by or for employees of the company or a group company.
Reduction of capital

Article 9.

1.
The general meeting may decide to reduce the issued capital upon proposal by the Management Board, which has been approved by the Supervisory Board and subject to the provisions of article 2:99 Dutch Civil Code, by cancellation of shares or by reducing the amount of the shares by amendment of these articles of association.

This resolution must designate the shares to which the resolution pertains and must provide for the implementation of the resolution.
A resolution for cancellation of shares may only relate to:

•	shares held by the company itself or of which it holds the depositary receipts;

•
preferred shares with repayment of the nominal amount paid on the preferred shares, increased by (i) any deficit in the payment of dividend as referred to in article 21 paragraph 2 and (ii) an amount equal to the percentage referred to in article 21 paragraph 2 on the compulsory amount paid on the preferred shares, calculated over the period starting on the first day of the last full financial year prior to the cancellation and ending on the day of the payment on preferred shares as referred to in this article, with due observance of the fact that any and all dividends and/or other distributions paid on the preferred shares relating to such period shall be deducted from the payment as referred to in this subparagraph.

2.	Partial repayment on shares or discharge of the obligation to pay, as referred to in article 2:99 Dutch Civil Code, may also be effected exclusively with respect to a separate class of shares.
A partial repayment or discharge must be effected in proportion to all shares involved. From this requirement may be deviated from with the consent of all shareholders concerned.

3.	For a resolution to reduce the capital, a majority of at least two-thirds of the votes cast shall be required if less than half of the issued capital is represented at the meeting.
A resolution to reduce capital requires prior or simultaneous approval of the meeting of each group of holders of shares of the same class whose rights are prejudiced.
The above referred to approval of the meeting of each group of holders of shares of the same class whose rights are prejudiced requires a majority of at least two-thirds of the votes cast if less than half of the issued capital of the relevant class of shareholders is represented at such meeting.
The convocation for a meeting at which a resolution referred to in this article will be passed shall state the purpose of the capital reduction and how it is to be implemented; article 27 paragraph 2 shall apply accordingly.
Register of shareholders

Article 10.

1.
The Management Board shall keep a register in which the names and addresses of all holders of shares are recorded, indicating the date on which they acquired the shares, the date of the acknowledgement or service as well as the amount paid-up on each share. If also an electronic address is disclosed by a shareholder for the purpose of entry into the register, such disclosure is deemed to entail the consent to receive all notifications and announcements for a meeting via electronic means.

2.	The Management Board shall be authorized to keep a part of the register outside the Netherlands.
The Management Board may authorize an agent to keep the register for the purposes as meant in this article.

3.	The Management Board shall determine the form and contents of the register with due observance of the provisions of paragraphs 1 and 2 hereof.

4.
Upon request the Management Board shall provide shareholders and those who have a right of usufruct or pledge in respect of such shares free of charge with an extract from the register in respect of their rights to a share.

5.
The Management Board shall be authorized to provide the authorities with information and data contained in the register of shareholders or have the same inspected to the extent that this is requested to comply with applicable foreign legislation or rules of the stock exchange where the company's shares are listed.

Transfer of shares, usufruct, pledge

Article 11.

1.
A transfer of a share or a right in rem (beperkt recht) thereto requires a deed of transfer and, except in the event the company itself is party to that legal act, acknowledgement in writing by the company of the transfer.

The acknowledgement shall be given in the deed, or by a dated statement embodying such acknowledgement on the deed or on a copy or extract thereof duly authenticated by a civil-law notary or by the transferor.
Service of the deed of transfer, copy or extract on the company shall be deemed to be equal to acknowledgement.

2.	The provisions of paragraph 1 shall apply mutatis mutandis to the creation or release of a right of usufruct and a right of pledge.
A pledge may also be established on a share without acknowledgement by or service on the company.
In such cases, article 3:239 Dutch Civil Code shall be equally applicable, whereby the notification by a shareholder as referred to in paragraph 3 of that article, shall be replaced by acknowledgement by or service on the company.
Restriction on the transfer of preferred shares

Article 12.

1.	Each transfer of preferred shares requires the approval of the Management Board, which resolution of the Management Board requires the prior approval of the Supervisory Board.
The transfer must be effected within three months after the referred approval has been granted.

2.
The approval of the Management Board shall be applied for by means of a letter directed to the company, setting out the number of preferred shares for which a decision is sought and the name of the person to whom the applicant wishes to make the transfer.

3.	Approval of the Management Board shall be deemed to have been granted, if no decision on the application for approval has been made within one month.
Approval of the Management Board shall also be deemed to have been granted, if the Management Board fails to inform the applicant of one or more interested parties which are willing and able to purchase all shares to which the application pertains at the same time as denying the requested approval.

4.	The price to be paid for the shares with respect to which a request has been made shall be determined by mutual agreement of the applicant and the Management Board.
If they fail to reach agreement, the price shall be established by the registered accountant or a firm of registered accountants as referred to in article 20 paragraph 3.

5.	The applicant is authorized to withdraw within one month after being definitively informed of the price.

6.	The company may only be designated as an interested party with the applicant's approval.

7.
If, within one month after being informed of the definite price, the applicant has not withdrawn the request to transfer, the preferred shares, to which the application pertained, must be transferred to the interested party (parties) against payment within one month after the aforementioned period elapses.

If the seller remains in default as to transferring the preferred shares within this period, the company shall be irrevocably authorized to proceed to deliver the preferred shares, subject to the obligation of paying the purchase price to the seller.

8.
If a legal person, which holds preferred shares, is dissolved, if a holder of preferred shares is declared bankrupt or has been granted suspension of payments and in the event of a transfer of preferred shares under universal title, the holder of preferred shares, or its successors in title is/are obliged to transfer the preferred shares to one or more persons designated by the Management Board in accordance with the provisions of this article.

If the Management Board remains in default as to designating one or more persons, who are willing and able to purchase all preferred shares the holder, respectively, his successor(s) in title is/are allowed to keep these shares.
In the event of non-compliance with this obligation within three months after the obligation has arisen, the company shall be irrevocably authorized to effect the transfer, provided that it involves all shares, on behalf of the holder of the preferred shares in default, or its successor(s) in title, in accordance with the provisions of this article.
Management Board

Article 13.

1.	The company shall have a Management Board consisting of one or more members.
The number of members of the Management Board shall be determined by the Supervisory Board.

2.	Each member of the Management Board shall be appointed for a maximum period of four years.
Except if such member of the Management Board has resigned at an earlier date, his term of office shall lapse on the day of the general meeting, to be held in the fourth year after the year of his appointment.
A member of the Management Board may be re-appointed with due observance of the preceding sentence.

3.	The Management Board shall appoint from its members a Chief Executive Officer and a Chief Financial Officer.

4.	Members of the Management Board shall be appointed by the general meeting from a binding nomination to be drawn up by the Supervisory Board in accordance with article 2:133 Dutch Civil Code.
With due observance of the provisions in paragraph 1, the number of members of the Management Board shall be determined by the Supervisory Board.

5.	The Management Board shall invite the Supervisory Board to make a binding nomination.
If the Supervisory Board fails to make use of its right to submit a binding nomination, the general meeting shall be free in its choice.
In such case, the resolution for the appointment of a member of the Management Board by the general meeting shall require a majority of at least two-thirds of the votes cast representing more than half of the company's issued capital.

6.
Notwithstanding the foregoing, the general meeting may at all times, by a resolution passed with a two-third majority of the votes cast, representing more than one-half of the issued capital, resolve that such a nomination shall not be binding.

In such case, a new meeting is called at which the resolution for the appointment of a member of the Management Board shall require a majority of at least two-thirds of the votes cast representing more than half of the company's issued capital.

7.	At a general meeting, votes in respect of the appointment of a member of the Management Board, can only be cast for candidates named in the agenda of the meeting or explanatory notes thereto.

8.	Members of the Management Board may be suspended or dismissed by the general meeting at any time.
A resolution of the general meeting to suspend or dismiss a member of the Management Board pursuant to a proposal by the Supervisory Board shall be passed with an absolute majority of the votes cast.
A resolution of the general meeting to suspend or dismiss a member of the Management Board other than pursuant to a proposal by the Supervisory Board shall require a two-third majority of the votes cast representing more than half of the company's issued capital.
With respect to the resolution of the general meeting referred to in the previous sentence, the provision included in article 2:120 paragraph 3 Dutch Civil Code is not applicable.

9.	Members of the Management Board may be suspended by the Supervisory Board at any time.

10.	A suspension may last no longer than three months in total.

11.	The company has a policy governing the remuneration of the Management Board.
The policy will be adopted by the general meeting.
The remuneration of each member of the Board of Management will be determined by the Supervisory Board with due observance of the remuneration policy.

Article 14.

1.	With due observance of the limitations set out by these articles of association, the Management Board is charged with the management of the company.

2.
The Management Board shall draw up a set of regulations, including provisions in respect of, among other things, the manner of convocation of its meetings, the supplying of information to the Supervisory Board, and concerning a conflict of interest between the company and a member of the Management Board.

The resolution of the Management Board to establish such rules is subject to the approval of the Supervisory Board.

3.	The Management Board may adopt an internal allocation of duties for each member of the Management Board individually.
The internal allocation of duties can be implemented in the rules as referred to in the previous paragraph.
The resolution of the Management Board to establish such allocation of duties is subject to the approval of the Supervisory Board.
Without prejudice to its own responsibility, the Management Board is authorized to appoint persons with such authority to represent the company and, by granting of a power of attorney, conferring such titles and powers as shall be determined by the Management Board.

4.
With due observance of the provisions of these articles of association, the Management Board resolutions relating to any of the following matters shall be subject to the approval of the Supervisory Board:

a.
issue and acquisition of shares of the company and debt instruments issued by the company or of debt instruments issued by a limited partnership or general partnership of which the company is a fully liable partner;

b.	application or the withdrawal for quotation of the securities referred to under a. in the listing of any stock exchange;

c.
participation for a value of at least one fourth of the amount of the issued capital with the reserves according to the most recently adopted balance sheet with explanatory notes of the company by the company or by a dependent company in the capital of another company, as well as to a significant increase or reduction of such a participation;

d.	investments involving an amount equal to at least the sum of one-quarter of the company's issued capital plus the reserves of the company as shown in its balance sheet and explanatory notes;

e.	a proposal to amend the articles of association;

f.	a proposal to dissolve (ontbinden) the company;

g.	a proposal to conclude a legal merger (juridische fusie) or a demerger (splitsing);

h.	application for bankruptcy and for suspension of payments (surseance van betaling);

i.	a proposal to reduce the issued share capital.

j.	undertaking any such legal acts as shall be determined and clearly defined by the Supervisory Board and notified to the Management Board in writing.

5.
Without prejudice to the provisions above, decisions of the Management Board involving a major change in the company's identity or character are subject to the approval of the general meeting and the Supervisory Board, including:

a.	the transfer of the enterprise or practically the whole enterprise to third parties;

b.
to enter or to terminate longstanding joint ventures of the company or a subsidiary with another legal entity or company or as fully liable partner in a limited partnership or a general partnership if this joint venture or termination of such a joint venture is of a major significance to the company;

c.
to acquire or dispose of a participation in the capital of a company worth at least one third of the amount of the assets according to the balance sheet with explanatory notes thereto, or if the company prepares a consolidated balance sheet according to such consolidated balance sheet with explanatory notes according to the last adopted annual account of the company, by the company or a subsidiary.

6.	Failure to obtain the approval defined in paragraphs 4 and 5 of this article shall not affect the authority of the Management Board or the members of the Management Board to represent the company.

Article 15.
In the event that one or more members of the Management Board are absent or prevented from acting, the remaining members of the Management Board or the sole remaining member of the Management Board shall be entrusted with the management of the company.

In the event that all the members of the Management Board or the sole member of the Management Board is absent or prevented from acting, a person to be appointed for that purpose by the Supervisory Board, whether or not from among its members, shall be temporarily entrusted with the management of the company.
Representation

Article 16.

1.	The company shall be represented by the Management Board.
In addition, the authority to represent the company is vested in each member of the Management Board acting solely.

2.
In all events of the company having a conflict of interest with one or more members of the Management Board within the meaning of article 2:146 Dutch Civil Code, the company shall continue to be represented in the manner described in the second sentence of paragraph 1 above without prejudice to mandatory provisions of Book 2 Dutch Civil Code.

In all events in which the company has a conflict of interest with a member of the Management Board in his private capacity, the board resolution regarding that relevant legal act requires the approval of the Supervisory Board.
Failure to obtain the approval defined in the previous sentence shall not affect the Management Board or the members of the Management Board's authority to represent the company.

3.	A member of the Management Board shall not take part in decision making on a subject or transaction in relation to which he has a conflict of interest with the company.
Supervisory Board

Article 17.

1.	The company shall have a Supervisory Board consisting of three or more natural persons.
If there are less than three Supervisory Board members, the Board shall proceed without delay to supplement the number of its members.

2.	With due observance of the provisions in paragraph 1, the number of members of the Supervisory Board shall be determined by the Supervisory Board.
The Supervisory Board shall prepare a profile of its size and composition, taking account of the nature of the business, its activities and the desired expertise and background of the members of the Supervisory Board.

3.	Each member of the Supervisory Board shall be appointed by the general meeting, for a maximum of four years.
Except if such member of the Supervisory Board has resigned at an earlier date, his term of office shall lapse on the day, of the first annual meeting, to be held when four years after his last appointment have lapsed.
The members of the Supervisory Board shall retire periodically in accordance with a rotation schedule.

4.	The provisions of paragraphs 4, 5, 6, 7 and 8 of article 13 will apply similarly to the appointment, suspension and dismissal of members of the Supervisory Board.

5.	A suspension of members of the Supervisory Board may last no longer than three months in total, even after having been extended one or more times.

6.
The duties of the Supervisory Board shall be the supervision of the conduct of management by the company's Management Board and of the general course of affairs of the company and of any affiliated enterprise.

The Supervisory Board shall assist the Management Board by rendering advice.

In performing their duties, the members of the Supervisory Board shall be guided by the interests of the company and of any enterprise affiliated therewith.

7.
The division of duties within the Supervisory Board and its decision making process and working methods shall be laid down in a set of regulations, including among other things, a paragraph dealing with its relations with the Management Board and the general meeting.

8.	Each financial year the Supervisory Board shall make a report, which report shall be included in the annual report of the company.

9.	The Management Board shall provide the Supervisory Board with the information necessary for the performance of its duties, in a timely manner.

10.
The Management Board shall inform the Supervisory Board at least once each year in writing of the strategy generally, the general and financial risks and the management and control systems of the company.

11.	The general meeting shall determine the remuneration of each member of the Supervisory Board.

Article 18.

1.	The Supervisory Board shall appoint a chairman from among its members.
The Supervisory Board may be assisted by the company secretary.
The company secretary shall, either on the recommendation of the Supervisory Board or otherwise, be appointed and dismissed by the Management Board, after the approval of the Supervisory Board has been obtained.

2.	In the absence of the chairman in a meeting, the meeting shall appoint a chairman from among those present.

3.	The Supervisory Board shall appoint from among its members an audit committee, a remuneration committee and a nomination and corporate governance committee.

4.
The Supervisory Board shall hold meetings as often as one or more of its members shall desire, as often as the Management Board shall request, or as often as necessary in pursuance of the provisions of these articles of association.

Indemnification of members of the Management Board and members of the Supervisory Board

Article 19.

1.
The company shall indemnify any person who is a member of the Management Board or the Supervisory Board (each of them an 'indemnified person') and who was or is in his capacity as member of the Management Board or the Supervisory Board a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative or any action, suit or proceeding in order to obtain information (other than an action, suit or proceeding instituted by or on behalf of the company), against any and all liabilities including all expenses (including attorneys' fees), judgments, fines, amounts paid in settlement and other financial losses, actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the company.

The termination of any action, suit or proceeding by a judgment, order, settlement, conviction, or the failure to put up a defense or its equivalent, shall not, in and of itself, create a presumption that the person did not act in good faith and not in a manner which he reasonably could believe to be in or not opposed to the best interests of the company. The indemnified person is obliged to inform the company as soon as practically possible about any claim or any circumstance that could lead to a claim.

2.	No indemnification pursuant to paragraph 1 of this article shall be made in respect of any claim, issue or matter:

•
as to which such person shall have been adjudged in a final and non-appealable judgment by a Dutch judge to be liable for gross negligence or willful misconduct in the performance of his duty to the company, unless and only to the extent that the judge before whom such action or proceeding was brought or any other Dutch judge having appropriate jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to a compensation which the judge before whom such action or proceeding was brought or such other judge having appropriate jurisdiction shall deem proper; or

•	insofar costs and losses have been insured under any insurance and the insurance company has reimbursed to him the costs and losses.

3.
Expenses (including attorneys' fees) incurred by an indemnified person in defending a civil or criminal action, suit or proceeding shall be paid by the company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of an indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the company as authorized in this article.

4.
The indemnification provided for by this article shall not be deemed exclusive of any other right to which a person seeking indemnification or advancement of expenses may be entitled under the laws of the Netherlands as from time to time amended or under any by-laws, agreement, resolution of the general meeting or of the members of the Management Board or Supervisory Board who are not an interested party in this matter or otherwise, both as to actions in his official capacity and as to actions in another capacity while holding such position, and shall continue as to a person who has ceased to be a member of the Management Board or the Supervisory Board, but was a member of the Management Board or Supervisory Board at any time after the execution of this deed of amendment and shall also inure to the benefit of the heirs, executors and administrators of the estate of such person.

5.
The company may purchase and maintain insurance on behalf of any indemnified person, whether or not the company would have the power to indemnify him against such liability under the provisions of this article.

6.
No amendment or repeal of this article shall adversely affect any right to protection of any person entitled to indemnification or advancement of expenses under this article prior to such amendment or repeal.

By the amendment or repeal of this article an amendment can be made in the protection of any persons that have been (re-)appointed as member of the Management Board or Supervisory Board after the amendment or repeal of this article.
Financial year, annual accounts, annual report

Article 20.

1.	The company's financial year shall begin on the first day of July and end on the thirtieth day of June of the following year.

2.	The Management Board shall prepare the annual accounts within the period prescribed by law.
The annual accounts shall be signed by all members of the Management Board and all members of the Supervisory Board.
If the signature of one or more of them is lacking, this fact and the reason therefore shall be indicated.
The Management Board shall also, within the period mentioned above, prepare an annual report.

3.
The general meeting shall instruct a registered accountant or a firm of registered accountants, as defined in article 2:393 paragraph 1 Dutch Civil Code, to audit the annual accounts and the annual report by the Management Board, to report thereon, and to issue an auditor's certificate with respect thereto.

4.	If the general meeting fails to issue such instructions, the Supervisory Board shall be authorized to do so, and if the latter fails to do so, the Management Board.

5.
The company shall ensure that, as of the day on which a general meeting at which they are to be considered, is called, the annual accounts, the annual report and the additional information to be provided pursuant to article 2:392 paragraph 1 Dutch Civil Code are available for examination by those entitled to attend meetings.

The company shall make copies of the documents referred to in the previous sentence available free of charge to those entitled to attend meetings.
If these documents are amended, this obligation shall also extend to the amended documents.

6.	The annual accounts shall be adopted by the general meeting.

7.
The annual accounts shall not be adopted if the general meeting is unable to take cognizance of the certificate as referred to in paragraph 3 of this article, unless, together with the remaining information as referred to in article 2:392 Dutch Civil Code, a legitimate ground is given why the certificate is lacking.

After the proposal to adopt the annual accounts has been dealt with, the proposal will be made to the general meeting to discharge the members of the Management Board in respect of their conduct of management and the members of the Supervisory Board for their supervision thereon during the relevant financial year insofar this appears from the annual accounts.

8.	The company shall be obliged to make its annual accounts publicly available at the Trade Register.
Allocations of profit

Article 21.

1.
The company may make distributions to the shareholders and other persons entitled to the distributable profits only to the extent that the company's shareholders' equity exceeds the sum of the paid-in capital and the reserves which it is required by law to maintain.

2.	From the profits as they appear from the annual accounts:

•
first of all, on the preferred shares a dividend will be distributed to the amount of a percentage on the amount paid on those shares, which equals twelve months 'EURIBOR', as published by De Nederlandsche Bank N.V. - calculated according to the number of days the rate applied - during the financial year to which the distribution relates, increased by a premium to be determined by the Management Board with the approval of the Supervisory Board in line with market conditions per the date of the first issue of the preferred shares with a maximum of five hundred basis points.

If and to the extent that the profit is not sufficient to fully make a distribution meant afore in this paragraph, the deficit shall be paid from the reserves.
In case of cancellation with repayment of preferred shares, on the day of repayment a distribution shall be made on the cancelled preferred shares, which distribution shall be calculated to the extent possible in accordance with the provision referred to above and with regard to the current financial year to be calculated time wise over the period from the first day of the current financial year, or if the preferred shares have been issued after such day, as from the day of issue, until the day of repayment without prejudice to the provisions of article 2:105 paragraph 4 Dutch Civil Code.
In the event that in a financial year the profit or the distributable reserves (as the case may be) are not sufficient to make the distributions meant above in this article, the provisions above shall apply over the following financial years until the deficit has been cleared;

•	Secondly, the Management Board shall determine, subject to prior approval of the Supervisory Board, which part of the profits remaining after application of the first bullet shall be reserved.
The part of the profits not reserved, shall be at the disposal of the general meeting.

3.
After the approval of the Supervisory Board, the Management Board may make interim distributions only to the extent that the requirements set forth in paragraph 1 above are satisfied as apparent from an (interim) financial statement drawn up in accordance with the law.

4.	After the approval of the Supervisory Board, the Management Board may decide that a distribution on shares is not made entirely or partly in cash, but rather in shares in the company.

5.
On proposal of the Management Board which has been approved by the Supervisory Board, the general meeting may decide to make payments to holders of shares from the distributable part of the shareholders' equity.

6.	Any claim a shareholder may have to a distribution shall lapse after five years, to be computed from the day on which such a distribution becomes payable.
General meetings

Article 22.

1.	The annual general meeting shall be held every year within six months of the end of the financial year, in which shall, in any event, be considered:

•	the consideration of the annual report;

•	the adoption of the annual accounts;

•	any other matters put forward by the Supervisory Board or Management Board and announced pursuant to this article.
In the event the period preparing the annual accounts as set forth in article 20 paragraph 2 of these articles of association is extended in conformity with applicable law, the matters indicated in the previous sentence will be dealt with in a general meeting to be held no later than one month after the extension.

2.	General meetings will be held in Amsterdam, Baarlo, Venlo, The Hague, Rotterdam, Haarlemmermeer (Schiphol) or in Deventer.

3.
General meetings shall be convened by the Supervisory Board or the Management Board in the manner and with reference to the applicable provisions of the legislation and applicable stock exchange regulations and with consideration of the applicable terms.

4.	The convocation states:

a.	the subjects to be discussed;

b.	the place and time of the general meeting;

c.	the procedure for participation in the general meeting and the exercise of voting rights in person or by proxy.

5.	Extraordinary general meetings shall be held as often as the Management Board or the Supervisory Board deems this necessary.

6.
An item proposed by one or more shareholders having the right thereto according to applicable law, will be included in the convocation or announced in the same manner, provided the company receives such substantiated request or a proposal for a resolution in writing no later than the sixtieth day prior to the day of the meeting.

Article 23.

1.
The general meetings will be chaired by the chairman of the Supervisory Board, or, in his absence, by a member of the Supervisory Board appointed by the Supervisory Board; if the chairman of the Supervisory Board is absent and no other member of the Supervisory Board has been appointed in his place, the general meeting shall appoint the chairman.

2.	Minutes shall be kept of the items dealt with at the general meeting.
The minutes shall be adopted by the chairman and the company secretary and shall be signed by them in witness thereof.

3.	The chairman of the meeting as well as any member of the Management Board may at all times commission the drawing up of a notarial record of the meeting at the company's expense.

4.
The chairman shall decide on all disputes with regard to voting, admitting people and, in general the procedure at the meeting, insofar as this is not provided for by law or the articles of association.

Article 24.

1.
Each shareholder, as well as each other person with voting rights and/or meeting rights, is entitled, in person or through an attorney authorized in writing for the specific meeting, or by proxy, to attend the general meeting, to address the meeting and, in the event the shareholder is entitled to the voting rights, to exercise the voting rights.

2.
The Management Board may resolve that for the application of the provision in paragraph 1, persons with voting rights and/or meeting rights are considered to be those persons who (i) on a date determined by the Management Board (the 'record date') are persons with voting rights and/or meeting rights with respect to a share, and (ii) are registered in (a) register(s) determined by the Management Board (the 'register'), provided that (iii) that person with voting rights and/or meeting rights gave notice to the company of his intention to attend the general meeting, irrespective of who at the time of the general meeting is a person with voting rights and/or meeting rights.

The notice must state the name and the number of shares for which the person is entitled to vote and/or to attend the general meeting.
The provisions regarding the notice apply mutatis mutandis to a holder of a proxy of a person with voting rights and/or meeting rights.

3.
In case the Management Board does not use the authority referred to in paragraph 2, persons with voting rights and/or meeting rights with respect to shares, must give written notice to the Management Board of their intention to exercise the rights referred to in paragraph 1 at the general meeting, at such places and at such date as the Management Board will give notice of in the notice for the general meeting.

4.
Insofar applicable, the convocation notice shall state the record date as well as where and how the registration as referred to in paragraph 2 is to take place, and, in so far as votes can be cast electronically, the way in which the rights of the person entitled to vote and to attend a meeting can be exercised.

5.
A person entitled to vote and/or attend meetings, who wants to be represented in the general meeting by an attorney authorized in writing or proxy, must hand in their power of attorney or duly executed proxy at the office of the company or at another place to be designated by the company within the period laid down on the convocation notice; or inform the company about the power of attorney by electronic means.

The Board of Management may decide that the proxies from those entitled to vote are attached to the attendance list.

6.	The attendance list must be signed by each person with voting rights and/or meeting rights or his representative.

7.	The members of the Management Board and the Supervisory Board shall have the right to attend the general meeting.

8.
The Management Board may decide that every shareholder is entitled to participate in, to address and to vote in the general meeting by way of an electronic means of communication, in person or by proxy, provided the shareholder may by the electronic means of communication be identified, directly take notice of the discussion in the meeting and participate in the deliberations.
The Management Board may adopt a resolution containing conditions for the use of electronic means of communication in writing.
If the Management Board has made such regulation, such conditions will be disclosed with the notice convening the meeting.

9.
In the event a record date issued as referred to in paragraph 2, the Management Board may stipulate that votes cast prior to the general meeting by electronic means are equated with votes cast during the meeting.

These votes, in order to be valid, must be cast by a holder of voting rights on the record date and may not be cast earlier than on the record date.

Article 25.

1.	Each share shall confer the right to cast one vote.

2.
Insofar as the law or these articles of association do not prescribe a larger majority, resolutions shall be passed by a simple majority of votes cast in a meeting where at least one third of the outstanding shares are represented.

3.	The chairman of the meeting determines the method of voting, which includes oral, written or electronic voting.
In the event of the election of persons, anyone entitled to vote may demand that voting shall take place by written ballot.
Voting by written ballot shall take place by means of sealed, unsigned ballot papers.

4.	In the event the votes tie, the issue shall be decided by drawing lots, if it involves a proposal pertaining to individuals.
If it concerns matters, the proposal shall be rejected in the event the votes tie.

5.	Blank votes and invalid votes shall be considered as not having been cast.
Meetings of holders of preferred shares

Article 26.
Meetings of holders of preferred shares are held as frequently as a resolution is required by the meeting in question and as frequently as is deemed desirable by either the Management Board or the Supervisory Board, or by one or more holder(s) of preferred shares.
The provision of articles 22 through 25 apply mutatis mutandis, this with the exceptions that (i) the convocation shall be effected no later than the eighth day preceding the meeting, (ii) the meeting arranges the chairmanship shall not apply and (iii) the convocation will be affected by means of a notice of the meeting at the addresses of the holders of preferred shares listed in the shareholders' register or to the extent the holder of preferred shares consents thereto, he/she may be notified by a legible message sent electronically to the address that he/she has given to the company for this purpose.
Amendments to the articles of association, legal merger, demerger, dissolution and liquidation

Article 27.

1.
On proposal of the Management Board which has been approved by the Supervisory Board, the general meeting may resolve to amend the company's articles, to conclude a legal merger (juridische fusie) or a demerger (splitsing), or to dissolve the company.

2.
The full proposal shall be available at the offices of the company from the day of the convocation to the general meeting until the close of same for inspection by those who are entitled to attend meetings; the copies of this proposal shall be made available free of charge to those who are entitled to attend meetings.

This shall be stated in the convocation advertisement.

3.	Upon dissolution, the liquidation of the company shall be effected by the Management Board, unless the general meeting has designated other liquidators.

4.	The remainder of the company's assets after payment of all debts and the costs of the liquidation shall be distributed as follows:

a.
first, the holders of the preferred shares shall be paid the nominal amount paid on their preferred shares, increased by (i) any deficit in the payment of dividend as referred to in article 21 paragraph 2 and (ii) an amount equal to the percentage referred to in article 21 paragraph 2 on the compulsory amount paid on the preferred shares, calculated over the period starting on the first day of the last full financial year prior to the liquidation and ending on the day of the payment on preferred shares as referred to in this article, with due observance of the fact that any and all dividends and/or other distributions paid on the preferred shares relating to such period shall be deducted from the payment as referred to in this subparagraph;

b.	the remainder shall be paid to the holders of ordinary shares, in proportion to the number of ordinary shares that each party owns.

5.	During the liquidation, the provisions of the articles of association shall remain in force in as much as possible.